SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Bay Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

☐ Fee paid previously with preliminary materials: N/A

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

7151 Columbia Gateway Drive Suite A Columbia, Maryland 21046

PLEASE VOTE YOUR PROXY TODAY

March 9, 2018

Dear Stockholder,

According to our latest records, we have not received your voting instructions for the Special Meeting of Stockholders of Bay Bancorp, Inc. to be held on Wednesday, March 28, 2018. Your vote is extremely important, no matter how many shares you hold. An abstention or failure to vote will have the same effect as a vote AGAINST the merger proposal described in the joint proxy statement/prospectus dated February 1, 2018.

For the reasons set forth in the joint proxy statement/prospectus, the board of directors has approved the merger agreement, the merger and the related transactions and recommends that you vote FOR the approval of the merger in Proposal 1, FOR the adoption of the nonbinding advisory resolution approving such compensation in Proposal 2 and FOR the approval of the adjournment of the special meeting if necessary to solicit additional proxies in Proposal 3.

Please vote via the internet or phone as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

If you need assistance voting your Bay Bancorp shares, please call D.F. King toll-free at (800) 330-5897 or collect at

(212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Joseph J. Thomas
President and Chief Executive Officer

Three easy ways to vote:

Please call the toll free number listed on your proxy card or voting instruction form and follow the instructions provided.
Please access the website listed on your proxy card or voting instruction and follow the instructions provided.
Sign, date, mark and return the proxy card or voting instruction form in the postage-paid envelope provided.